Exhibit 99.1

Contacts: James E. Braun, Executive Vice President and Chief Financial Officer MRC Global Inc. Jim.Braun@mrcpvf.com 832-308-2845 Ken Dennard, Managing Partner DRG&L ksdennard@drg-l.com 713-529-6600

MRC GLOBAL ANNOUNCES THIRD QUARTER 2012 FINANCIAL RESULTS

Sales of $1.45 billion, up 6% from prior year’s quarter

Net income of $55.5 million and diluted EPS of $0.54

Excluding a special charge, net income of $62.0 million and diluted EPS of $0.61

Adjusted EBITDA of $125 million, up 14% from prior year’s quarter

Houston, TX – October 26, 2012 – MRC Global Inc. (NYSE: MRC), the largest global distributor, based on sales, of pipe, valves and fittings (PVF) and related products and services to the energy and industrial sectors, today announced third quarter 2012 financial results. MRC’s sales of $1.451 billion in the third quarter of 2012 were up 6% from $1.366 billion in the third quarter of 2011. MRC’s net income was $55.5 million, or $0.54 per diluted share for the third quarter of 2012, as compared to $21.9 million, or $0.26 per diluted share, in the third quarter of 2011. Included in the third quarter of 2012 net income was a $10.3 million pre-tax charge ($6.5 million after tax, or $0.06 per diluted share) related to the purchase and early retirement of a portion of MRC’s senior secured notes. Excluding the impact of this charge, net income was $62.0 million, or $0.61 per diluted share, for the third quarter of 2012. In addition, third quarter 2012 results benefited from a $15.4 million reduction in cost of sales relating to the use of the last-in, first-out (LIFO) method of inventory cost accounting. This reflects a change in the Company’s full year LIFO estimate because of deflation recently experienced in certain of the indices used to determine our LIFO cost of sales. Adjusted EBITDA rose 14% to $125.3 million for the third quarter of 2012, compared to $109.6 million for the same period in 2011. See the table below for a reconciliation of Adjusted EBITDA to net income.

For the first nine months of 2012, MRC’s sales were $4.264 billion compared to $3.526 billion for the first nine months of 2011, an increase of 21%. MRC’s net income for the first nine months of 2012 was $124.4 million or $1.31 per diluted share, compared to net income of $25.4 million or $0.30 per diluted share in the first nine months of 2011. In a series of transactions from June to September 2012, MRC purchased, in the open market, $189 million in face value of the Company’s 9.50% senior secured notes due 2016 for $205 million. We recorded a pre-tax charge of $21.7 million in the nine months ended September 30, 2012, or $13.8 million after-tax ($0.14 per diluted share), related to these transactions. Excluding the impact of these charges, net income for the first nine months of 2012 was $138.2 million or $1.45 per diluted share.

Commenting on the company’s results, Andrew R. Lane, MRC’s chairman, president and chief executive officer, stated, “Our third quarter results reflect strong infrastructure spending in both the upstream and the midstream end sectors for us. The 6% year-on-year top line growth was driven by strength in our North American operations, and in August, we recorded the second highest monthly revenue in the company’s history. The 14% Adjusted EBITDA improvement represents our improving volumes and continued emphasis on improved profitability including our inventory rebalancing strategy.”

MRC’s sales of $1.451 billion set a record for the third quarter and increased 6% over the third quarter of 2011. Within the company’s North American segment, sales of $1.298 billion in the third quarter of 2012 increased 3% over the third quarter of 2011. International segment sales of $154 million in the third quarter of 2012 increased 47% over the same period in 2011 due to the acquisition of OneSteel Piping Systems (MRC PSA) in March 2012.

Third quarter 2012 sales to the upstream sector grew 7% from the third quarter of 2011 to $654 million, or 45% of sales. Third quarter 2012 midstream sales increased 8% over the same period in 2011 to $404 million, or 28% of sales. Third quarter 2012 sales to the downstream sector grew 4% over the same period in 2011 to $394 million, driven by the company’s Australian acquisition, which is more heavily weighted toward the downstream sector than the company as a whole.

MRC’s gross profit of $277.2 million in the third quarter of 2012 improved by 440 basis points to 19.1% of sales, compared with $201.1 million, or 14.7% of sales, in the third quarter of 2011. The increase in gross profit percentage reflected a $15.4 million third quarter 2012 reduction in cost of sales resulting from the use of LIFO. Excluding the impact of LIFO, gross profit improved by 200 basis points, driven primarily by improved product sales mix and the leveraging of the fixed component of cost of sales. For the first nine months of 2012, gross profit was $755.4 million, or 17.7% of sales compared with $520.8 million, or 14.8% of sales in the first nine months of 2011.

For the third quarter of 2012, selling, general and administrative expenses (SG&A) were $155.0 million as compared to $134.7 million the same period in 2011. This increase was attributable primarily to an increase in variable personnel expenses and the inclusion of expenses from the acquisition MRC PSA in Australia. As a percent of sales, SG&A expense was 10.7% in the third quarter of 2012, compared to 9.9% in the third quarter of 2011.

Mr. Lane continued, “On top of our strong growth and earnings improvement, we continue to take steps to de-lever our balance sheet and to lower our overall interest expense. In addition to the steps taken in the second and third quarters, we’ve also announced that we are taking further measures in the fourth quarter to lower our total interest expense by launching a transaction to obtain a new term loan, which along with draws against our asset based lending facility, is expected to replace our senior secured notes from 2009. We expect the impact of all of the steps we’ve taken in 2012 to have a significant improvement in lowering our total interest expense as compared to 2011.”

Conference Call

The Company will hold a conference call to discuss its third quarter 2012 results at 4:45 p.m. Eastern (3:45 p.m. Central) on Friday, October 26, 2012. To participate in the call, dial (480) 629-9835 and ask for the MRC Global conference call at least 10 minutes prior to the start time. To access it live over the Internet, please log onto the web at http://www.mrcglobal.com, and go to the “Investor Relations” page of the Company’s website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live call, a replay will be available through November 9, 2012 and may be accessed by dialing (303) 590-3030 and using passcode 4566244#. Also, an archive of the webcast will be available shortly after the call at http://www.mrcglobal.com for 90 days.

About MRC Global Inc.

Headquartered in Houston, Texas, MRC, a Fortune 500 company, is the largest global distributor, based on sales, of pipe, valves and fittings (PVF) and related products and services to the energy and industrial sectors and supplies these products and services across each of the upstream, midstream and downstream sectors.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “will,” “expect,” “expected” and similar expressions are intended to identify forward-looking statements.

Despite the company’s expectations of entering into a new term loan, the terms and pricing of a term loan and the use of proceeds to refinance its existing Senior Secured Notes are only the company’s expectations regarding these actions. Whether the company is actually successful in obtaining such a term loan on expected terms and conditions with expected uses of proceeds is dependent on a number of factors, including (among others) debt market conditions, reaching final agreement with lenders, approval of the company’s board of directors and the company’s financial condition, results and future prospects, which, in turn are dependent on factors, including (among others) those that impact our business.

Statements about the company’s business, including its strategy, its industry, the company’s future profitability, growth in the company’s various markets and the company’s expectations, beliefs, plans, strategies, objectives, prospects and assumptions are not guarantees of future performance. These statements involve known and unknown risks, uncertainties and other factors that may cause the company’s actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These risks and uncertainties include (among others) decreases in oil and natural gas industry expenditure levels, which may result from decreased oil and natural gas prices or other factors; increased usage of alternative fuels, which may negatively affect oil and natural gas industry expenditure levels; U.S. and international general economic conditions; the company’s ability to compete successfully with other companies in the company’s industry; the risk that manufacturers of the products the company distributes will sell a substantial amount of goods directly to end users in the industries it serves; unexpected supply shortages; cost increases by the company’s suppliers; the company’s lack of long-term contracts with most of its suppliers; increases in customer, manufacturer and distributor inventory levels; suppliers’ price reductions of products that the company sells, which could cause the value of its inventory to decline; decreases in steel prices, which could significantly lower the company’s profit; increases in steel prices, which it may be unable to pass along to its customers, which could significantly lower its profit; the company’s lack of long-term contracts with many of its customers and its lack of contracts with customers that require minimum purchase volumes; changes in the company’s customer and product mix; risks related to the company’s customers’ credit; the potential adverse effects associated with integrating acquisitions into the company’s business and whether these acquisitions will yield their intended benefits; the success of the company’s acquisition strategies; the company’s significant indebtedness; the dependence on the company’s subsidiaries for cash to meet its debt obligations; changes in the company’s credit profile; a decline in demand for certain of the products that the company distributes if import restrictions on these products are lifted; environmental, health and safety laws and regulations; the sufficiency of the company’s insurance policies to cover losses, including liabilities arising from litigation; product liability claims against the company; pending or future asbestos-related claims against the company; the potential loss of key personnel; interruption in the proper functioning of the company’s information systems; loss of third-party transportation providers; potential inability to obtain necessary capital; risks related to adverse weather events or natural disasters; impairment of the company’s goodwill or other intangible assets; changes in tax laws or adverse positions taken by taxing authorities in the countries in which the company operates; and adverse changes in political or economic conditions in the countries in which the company operates. For a discussion of key risk factors, please see the risk factors disclosed in the company’s SEC filings, which are available on the SEC’s website at www.sec.gov and on the company’s website, www.mrcglobal.com.

Undue reliance should not be placed on the company’s forward-looking statements. Although forward-looking statements reflect the company’s good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the company’s actual results, performance or achievements or future events to differ materially from anticipated future results, performance or achievements or future events expressed or implied by such forward-looking statements. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent required by law.

MRC Global Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

	September 30,	December 31,
	2012	2011
Assets
Current assets:
Cash	$36,839	$46,127
Accounts receivable, net	929,740	791,280
Inventories, net	1,035,861	899,064
Other current assets	17,563	11,437

Total current assets	2,020,003	1,747,908
Other assets	38,569	39,212
Property, plant and equipment, net	120,885	107,430
Intangible assets:
Goodwill, net	580,367	561,270
Other intangible assets, net	743,418	771,867

	1,323,785	1,333,137

	$3,503,242	$3,227,687

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$521,818	$479,584
Accrued expenses and other current liabilities	134,550	108,973
Income taxes payable	17,936	11,950
Deferred revenue	2,536	4,450
Deferred income taxes	65,699	68,210

Total current liabilities	742,539	673,167
Long-term obligations:
Long-term debt, net	1,267,971	1,526,740
Deferred income taxes	288,234	288,985
Other liabilities	16,693	17,933

	1,572,898	1,833,658
Stockholders’ equity	1,187,805	720,862

	$3,503,242	$3,227,687

MRC Global Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2012	2011	2012	2011
Sales	$1,451,114	$1,366,202	$4,264,125	$3,526,054
Cost of sales	1,173,916	1,165,076	3,508,686	3,005,264

Gross profit	277,198	201,126	755,439	520,790
Selling, general and administrative expenses	154,955	134,685	452,528	376,094

Operating income	122,243	66,441	302,911	144,696
Other income (expense):
Interest expense	(28,177)	(34,348)	(92,621)	(102,372)
Loss on early extinguishment of debt	(10,322)	—	(21,746)	—
Write off of debt issuance costs	—	—	(1,685)	(9,450)
Change in fair value of derivative instruments	845	1,768	1,770	5,260
Other, net	1,232	(821)	3,554	241

	(36,422)	(33,401)	(110,728)	(106,321)

Income before income taxes	85,821	33,040	192,183	38,375
Income tax expense	30,280	11,167	67,783	12,952

Net income	$55,541	$21,873	$124,400	$25,423

Effective tax rate	35.3%	33.8%	35.3%	33.8%
Basic earnings per common share	$0.55	$0.26	$1.31	$0.30
Diluted earnings per common share	$0.54	$0.26	$1.31	$0.30
Weighted-average common shares, basic	101,490	84,418	94,768	84,417
Weighted-average common shares, diluted	102,029	84,657	95,185	84,619

MRC Global Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(Dollars in thousands)

	Nine Months Ended
	September 30,	September 30,
	2012	2011
Operating activities
Net income	$124,400	$25,423
Adjustments to reconcile net income to net cash provided by (used in) operations:
Depreciation and amortization	13,180	12,819
Amortization of intangibles	37,184	37,799
Equity-based compensation expense	5,859	6,264
Deferred income tax benefit	(3,463)	(14,099)
Amortization of debt issuance costs	7,088	8,057
Write off of debt issuance costs	1,685	9,450
Loss on early extinguishment of debt	21,746	—
Increase in LIFO reserve	3,080	46,000
Change in fair value of derivative instruments	(1,770)	(5,260)
Provision for uncollectible accounts	3,936	733
Other non-cash items	5,218	3,663
Changes in operating assets and liabilities:
Accounts receivable	(105,234)	(223,475)
Inventories	(78,889)	(112,100)
Income taxes payable	5,867	16,911
Other current assets	(5,836)	83
Accounts payable	9,562	78,624
Deferred revenue	(1,976)	(13,975)
Accrued expenses and other current liabilities	24,130	28,135

Net cash provided by (used in) operations	65,767	(94,948)
Investing activities
Purchases of property, plant and equipment	(21,002)	(10,068)
Proceeds from the disposition of property, plant and equipment	2,451	1,511
Acquisitions, net of cash acquired $0 and $1,900 for 2012 and 2011, respectively	(89,893)	(39,865)
Proceeds from the sale of assets held for sale	—	10,594
Other investment and notes receivable transactions	(3,979)	(246)

Net cash used in investing activities	(112,423)	(38,074)
Financing activities
Proceeds from the sale of common stock	333,342	—
Net proceeds (payments) from/on revolving credit facilities	(46,219)	125,708
Purchase of senior secured notes	(205,003)	—
Payments on long term obligations	(31,456)	—
Debt issuance costs paid	(7,930)	(9,690)
Proceeds from exercise of stock options	51	3
Tax benefit on stock options	422	—

Net cash provided by financing activities	43,207	116,021
Decrease in cash	(3,449)	(17,001)
Effect of foreign exchange rate on cash	(5,839)	2,246
Cash - beginning of period	46,127	56,202

Cash - end of period	$36,839	$41,447

MRC Global Inc.

Supplemental Information (Unaudited)

Calculation of Adjusted EBITDA

(Dollars in millions)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2012	2011	2012	2011
Net income	$55.5	$21.9	$124.4	$25.4
Income tax expense	30.3	11.1	67.8	12.9
Interest expense	28.2	34.3	92.6	102.4
Loss on early extinguishment of debt	10.3	—	21.7	—
Write off of debt issuance costs	—	—	1.7	9.5
Depreciation and amortization	4.6	4.7	13.2	12.8
Amortization of intangibles	12.4	12.7	37.2	37.8
Increase (decrease) in LIFO reserve	(15.4)	18.3	3.1	46.0
Change in fair value of derivative instruments	(0.8)	(1.8)	(1.8)	(5.3)
Equity-based compensation expense	2.2	3.8	5.9	6.3
Legal and consulting expenses	—	1.5	(1.2)	6.1
Foreign currency (gains) losses	(2.0)	0.8	(0.5)	0.3
Other non-cash expenses	—	2.3	—	5.9

Adjusted EBITDA	$125.3	$109.6	$364.1	$260.1

Note to above:

MRC Global defines Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, amortization of intangibles, and other non-recurring and non-cash charges (such as gain/losses on the early extinguishment of debt, changes in the fair value of derivative instruments and goodwill impairment) and plus or minus the impact of its LIFO inventory costing methodology. The company presents Adjusted EBITDA because it is an important measure used to determine the interest rate and commitment fee paid under its Global ABL Facility. In addition, management believes it is a useful indicator of the company’s operating performance. See the company’s Annual Report filed on Form 10-K and the quarterly report filed on Form 10-Q for a more thorough discussion of the use of Adjusted EBITDA.